FOR IMMEDIATE RELEASE

NORDSON CORPORATION ACQUIRES TAH INDUSTRIES

WESTLAKE, Ohio – August 23, 2007 – Nordson Corporation (NASDAQ:NDSN) today announced that it has acquired TAH Industries, a manufacturer of motionless mixer dispensing systems for two component adhesives and sealants. The company is headquartered in Robbinsville, N.J., and employs approximately 180 people. TAH Industries specializes in the design and production of disposable plastic mixers and cartridge dispense systems, meter mix dispense valves and accessories. The company’s products are used in the dental, construction, automotive, life science, food, DIY, marine and aerospace industries. TAH will operate as part of Nordson’s EFD business within the Advanced Technology Systems segment.

Nordson acquired TAH Industries for a total consideration of $45 million, subject to final adjustment, and expects the acquisitions to be neutral to slightly dilutive to 2007 fiscal year earnings. For the twelve months ending July 2007, TAH had revenues of approximately $24.5 million, operating margins of 17% and EBITDA of $5.5 million, in each case on an unaudited basis and after adjusting for non-recurring private company expenses. From 2004 to 2006, revenues grew at an average rate of 16 percent per year.

“TAH Industries complements Nordson’s core manufacturing capabilities in the area of precision injection molding as well as our experience of working with material formulators around the world,” said Edward P. Campbell, chairman and chief executive officer. “In addition, TAH’s presence in life science markets enhances Nordson’s ability to provide customers with a full range of solutions, including surface treatment and dispensing.”

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems used for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,900 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Shelly Peet, Chief Information Officer
Phone:	440.414.5604
E-mail:	shelly.peet@nordson.com